EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL CORPORATION ANNOUNCES TRANSITION OF

MARTIN H. LOEFFLER TO NON-EXECUTIVE CHAIRMAN

Wallingford, Connecticut.  December 6, 2010.  Amphenol Corporation today announced that Martin H. Loeffler will retire as Executive Chairman of the Company effective January 1, 2011.  He will continue to serve as non-executive Chairman of the Company’s Board of Directors, a position that he has held since 1997.  Mr. Loeffler joined the Company in 1974 and served as its President from 1987 to 2007 and as its Chief Executive Officer from 1996 through 2008.  In January 2009, he was appointed to the newly created position of Executive Chairman to support the transition of his responsibilities as Chief Executive Officer to R. Adam Norwitt, who continues to serve as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors.

Mr. Norwitt commented; “On behalf of the entire Amphenol management team, its employees, Board of Directors and the shareholders of the Company, I would like to thank Martin for his extraordinary contributions to the success of Amphenol throughout his 37 years of dedicated service, and I would especially like to thank him for his support to me in his role as Executive Chairman during the last two years.”

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2009, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.